Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 19, 2018 with respect to the consolidated financial statements of SailPoint Technologies Holdings, Inc. contained in the Registration Statement and Prospectus on Form S-1, (File No. 333-225077), which are incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Grant Thornton LLP

Denver, Colorado

May 23, 2018